September 13, 1994




Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


RE:      ARVIDA/JMB PARTNERS, L.P.
         Commission File No. 0-16976
         Form 8-K
         ___________________________


Gentlemen:

Transmitted, for the above-captioned registrant, is the electronically filed executed copy of registrant's current report on Form 8-K dated September 13, 1994.


Thank you.


Very truly yours,

ARVIDA/JMB PARTNERS, L.P.

By:      Arvida/JMB Managers, Inc.
         (The General Partner)



         By:      GAILEN J. HULL
                  ______________________________
                  Gailen J. Hull, Vice President
                  Principal Accounting Officer


GJH/jo

Enclosures




                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549



                                      FORM 8-K



                                   CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of the
                         Securities and Exchange Act of 1934



        Date of Report (Date of earliest event reported):  September 13, 1994




                              ARVIDA/JMB PARTNERS, L.P.
               (Exact name of registrant as specified in its charter)




     Delaware                   0-16976                       36-3507015
- - -------------------         ---------------             ---------------------
(State or other              (Commission                  (IRS Employer
 jurisdiction of             File Number)                 Identification No.)
 organization)




                900 N. Michigan Avenue, Chicago, Illinois  60611-1575
                -----------------------------------------------------
                      (Address of principal executive offices)




         Registrant's telephone number, including area code:  (312) 915-1987
         -------------------------------------------------------------------

                              ARVIDA/JMB PARTNERS, L.P.


Item 5. - Other Events
- - ----------------------

     The Partnership is seeking a permit to develop 1,156 of the 2,475 gross acres contained in Increment III of its Weston community, portions of which are environmentally sensitive areas and are subject to protection as wetlands.

The Partnership's current application for the permit includes proposed wetlands mitigation of 1,319 acres together with construction of schools, parks, roads, sewers and related infrastructure, in addition to residential and commercial development. However, in August 1994 the Environmental Protection Agency (the "EPA") issued a letter to the United States Army Corps of Engineers (the "Corps") setting forth the EPA's response to the Partnership's application. In its response to the Corps, the EPA stated its position that the Partnership's proposed development of Increment III "will result in significant degradation of the environment and . . . is not consistent with Section 404(b)(1) Guidelines [under the Clean Water Act], which require the applicant to go through the procedural sequence of avoidance, minimization and compensatory mitigation." The EPA recommended that no more than 120 gross acres in Increment III be permitted to be developed. In addition, the EPA recommended that adequate compensatory mitigation be implemented in connection with such development.

     The Partnership believes that the EPA's recommendation is flawed based on scientific evidence and it continues to pursue issuance of a permit for development of Increment III on the terms and conditions previously set forth in its application. The Corps, which is responsible for issuing permits involving development of wetland areas may accept or reject the EPA's recommendation relative to the Partnership's application for a permit. The Corps has not accepted the recommendation of the EPA as of this date and has advised the Partnership that it is continuing to consider the Partnership's application as presently submitted. The Corps has also advised that it will undertake further independent analysis of the wetland impacts and mitigation in October 1994.

     If the Corps issues a permit generally on the terms and conditions set forth in the Partnership's previously submitted application, the EPA could seek to veto the permit through an administrative proceeding under Section 404(c) of the Clean Water Act, although such proceedings historically have not been instituted. Alternatively, the EPA could request an elevation of the determination to issue a permit. If the Corps agrees with the request for elevation, the effectiveness of a permit issued by the Corps would be stayed while the Assistant Secretary of the Civil Works for the Corps and the Assistant Administrator for Water for the EPA review the issuance of a permit and resolve the differing views of the agencies. Such resolution could result in a decision upholding, modifying or retracting the permit.

     If the Corps agrees with the EPA's recommendation, or if a permit were not otherwise obtained by the Partnership through the administrative process, the Partnership may seek a judicial review in federal district court of an administrative decision denying a permit on the grounds that such decision, in light of all of the facts and circumstances, is, among other things, arbitrary and capricious and an abuse of administrative discretion. Additionally, the Partnership could initiate an action in the United States Court of Federal Claims seeking a determination that the administrative denial of a permit constitutes a "taking" of the Partnership's property that it is unable to
develop for which the Partnership is due just compensation.   The pursuit of
these legal actions would likely be lengthy.

     The Partnership continues to believe that it will ultimately obtain a permit from the Corps to develop Increment III of the Weston community on substantially the same terms and conditions for which it has currently applied. However, there is no assurance that such a permit will in fact be obtained or, if not obtained, that the Partnership would be successful in pursuing the above-mentioned legal actions. In addition, if such a permit were obtained, the Partnership would also need certain other approvals, including state and local approvals, to develop Increment III in accordance with the Partnership's current development plans. If such a permit and other approvals are not obtained, the Partnership would be required to significantly revise its development plans for the remaining portions of Increments I and II of the Weston community to be developed, as well as its development plans for Increment III. Such revisions would have a material adverse impact on the timing and amount of net income and net cash flow ultimately realized by the Partnership from the development of the Weston community.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
____________________________________________________________________________

      (a)  Financial Statements.  Not applicable.

      (b)  Pro Forma Financial Information.  Not applicable.

      (c)  Exhibits.  Not applicable.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 ARVIDA/JMB PARTNERS, L.P.

                                 By:   Arvida/JMB Managers, Inc.
                                       (The General Partner)




                                       By:    GAILEN J. HULL
                                              ________________________________
                                              Gailen J. Hull, Vice President
                                              Principal Accounting Officer




Dated:   September 13, 1994